Exhibit 14.01

PAXTON ENERGY, INC.
CODE OF ETHICS

Introduction
1.	Compliance with Laws, Rules and Regulations	11.	Harassment
2.	Conflicts of Interest	12.	Health, Safety and the Environment
3.	Corporate Opportunities	13.	Record-Keeping
4.	Confidentiality	14.	Payments to Government Personnel
5.	Insider Trading	15.	Political Contributions
6.	Competition and Fair Dealing	16.	Waivers of the Code of Ethics
7.	Business Entertainment and Gifts	17.	Reporting any Illegal or Unethical Behavior
8.	Protection and Proper Use of Company Assets	18.	Compliance Procedures
9.	Use of Company Credit Cards and Vehicles	19.	Consequences For Non-Adherence to the Provisions of this Code
10.	Discrimination

Introduction

This Code of Ethics covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles to guide all Company personnel.  The Company is committed to the highest ethical standards and to conducting its business with the highest level of integrity.  Ethics and integrity are part of the foundation upon which our success depends.  All employees, officers, directors, and representatives (including all agents and consultants) of the Company must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code is to be provided to, and followed by, the Company’s employees, officers (including the chief executive officer, principal financial officer, principal accounting officer or controller of the Company, and all persons performing similar functions for or on behalf of the Company), directors, and representatives.

This Code of Ethics is designed to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in this Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict; (iii) full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; (iv) compliance with applicable governmental laws, rules and regulations; (v) the prompt internal reporting to an appropriate person or persons identified in this Code of violations of this Code; and (vi) accountability for adherence to this Code.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code.  If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Anyone who violates this Code will be subject to disciplinary action in accordance with Section 19 of this Code. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the compliance procedure guidelines described in Section 18 of this Code.

1.           Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built.  All employees, officers, directors, and representatives of the Company must respect and obey the laws of the cities, states and countries in which we operate.  Although not all employees, officers, directors, and representatives are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

2.           Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company.  A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or any of their family members, receives an improper personal benefit as a result of their position in the Company.  Loans to, or guarantees of obligations of, employees, officers, directors, representatives, or their family members, may create conflicts of interest.

It generally constitutes a conflict of interest for an employee or representative of the Company to work simultaneously for a competitor, customer or supplier.  You are not permitted to work for a competitor as an employee, officer, director, or representative.  The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, except on behalf of the Company.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors.  Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s outside legal counsel. Information regarding how you can contact the Company’s outside legal counsel will be circulated from time to time, and you should retain this information in case you need to contact such counsel with respect to matters covered by this Code.  Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or, if necessary, consult the procedures described in Section 18 of this Code.

3.           Corporate Opportunities

Employees, officers, directors, and representatives of the Company are prohibited from taking for their own benefit opportunities that are discovered through the use of corporate property, information, or position without the consent of the Board of Directors.  No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly.  Employees, officers, directors, and representatives of the Company owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.           Confidentiality

Employees, officers, directors, and representatives must maintain the confidentiality of (and not disclose) confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by appropriate authorized Company officers in furtherance of Company business or when legally required.  Confidential information includes all non-public information about the Company, its business, its operations, and the business or operations of any subsidiaries or affiliates of the Company that is owned by the Company or that the Company is otherwise under an obligation not to disclose, including information that might be of use to competitors and information that could be harmful to the Company or its customers, if disclosed.  Confidential information includes, without limitation, business methods, pricing and marketing data, strategy, salary information, databases, records, information about the Company’s current, former and prospective clients and employees and any unpublished financial data aid reports. Confidential information also includes information that suppliers and customers have entrusted to the Company.  The obligation to preserve confidential information continues even after your employment or other relationship with the Company ends.

5.           Insider Trading

Employees who have access to confidential information regarding the Company or any of its suppliers or customers are not permitted to use or share that information for stock trading purposes or for any other purpose except in connection with the conduct of the business of the Company.  All non-public information about the Company, its suppliers, and its customers should be considered confidential information.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.  If you have any questions, you should contact the Company’s outside legal counsel.

6.           Competition and Fair Dealing

We seek to outperform our competition fairly and honestly.  We seek competitive advantages through superior performance, never through unethical or illegal business practices.  Unauthorized possession or use of confidential or proprietary information of the Company or others, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.  Each employee should deal fairly with the Company’s customers, suppliers, competitors and employees.  No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

7.           Business Entertainment and Gifts

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers.  No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, officer, director, or representative of the Company, or any family member of any such person, unless it:  (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations.  You must discuss with your supervisor any gifts or proposed gifts about which you have a concern.

8.           Protection and Proper Use of Company Assets

All employees, officers, directors, and representatives should endeavor to protect the Company’s assets and ensure their efficient use.  Theft, carelessness, and waste have a direct impact on the Company’s profitability.  Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

Employees, officers, directors, and representatives of the Company are obligated to protect the Company’s assets, including the Company’s confidential and proprietary information.  Proprietary information includes the Company’s intellectual property, such as trade secrets, trademarks, copyrights and designs, as well as the Company’s business methods, pricing and marketing data, strategy, salary information, databases, and records, information about the Company’s current, former and prospective clients and employees, and any of the Company’s unpublished financial data and reports.  Unauthorized use or distribution of this information would violate Company policy.  It could also be illegal and result in civil or criminal penalties.

9.           Use of Company Credit Cards and Vehicles

Company policy permits only business use of any credit card that the Company may issue to any employee, officer, director, or representative.  Personal use of a Company vehicle is not permitted unless expressly authorized by the Company.

10           Discrimination

The Company’s policy is to provide equal employment opportunity in conformance with all applicable laws and regulations to individuals who are qualified to perform job requirements regardless of their race, color, sex, religion, national origin, citizenship status, age, physical or mental disability, veteran or other legally protected status.  The Company administers its personnel policies, programs, and practices in a nondiscriminatory manner in all aspects of the employment relationship, including recruitment, hiring, work assignment, promotion, transfer, termination, wage and salary administration, and selection for training.

Managers and supervisors are responsible for implementing and administering this policy, for maintaining a work environment free from unlawful discrimination, and for promptly identifying and resolving any problem area regarding equal employment opportunity.

In addition to providing equal employment opportunity, it is also the Company’s policy to:

➢	develop and support educational programs and recruiting sources and practices that facilitate employment of minorities and women;

➢	develop and offer work arrangement that help to meet the needs of the diverse work force in balancing work and family obligations;

➢	establish company training and developmental efforts, policies, and programs that support diversity in the work force and enhance the representation of minorities and women throughout the company;

➢	assure a work environment free from sexual, racial, or other harassment;

➢	make reasonable accommodations that enable qualified disabled individuals to perform the essential functions of their jobs; and

➢	emphasize management responsibility in these matters at every level of the organization.

Individuals who believe they have observed or been subjected to prohibited discrimination should immediately report the incident to their supervisor, the Company’s Chief Executive Officer or (in the case of alleged discrimination by the Company’s Chief Executive Officer) the Company’s outside legal counsel or any member of the Company’s Board of Directors.  Complaints will be investigated and handled as confidentially as possible.

Individuals will not be subjected to harassment, intimidation, threats, coercion, discrimination, or retaliation for opposing any unlawful act or practice, or making a complaint, assisting or participating in an investigation or any other proceeding, or otherwise exercising any of the rights protected by this policy or any Federal, state, or local equal employment opportunity laws, including the Vietnam Veterans’ Readjustment Assistance Act of 1973 and Section 503 of the Rehabilitation Act of 1973 as amended, and any Federal, state, or local laws requiring equal opportunity for disabled persons, special disabled veterans or veterans of the Vietnam era.

11.           Harassment

The Company’s policy is to prohibit any form of harassment in any company workplace.  The policy prohibits unlawful harassment based on race, color, sex, religion, national origin, citizenship status, age, physical or mental disability, veteran or other protected status, as well as any other form of harassment, even if the harassing conduct is lawful.  The objective of this policy is to provide a work environment that fosters mutual employee respect and working relationships free of harassment.  The Company specifically prohibits any form of harassment by or toward employees, contractors, suppliers, or customers.

Under the Company’s policy, harassment is any inappropriate conduct which has the purpose or effect of:

➢	creating an intimidating, hostile, or offensive work environment;

➢	unreasonably interfering with an individual’s work performance; or

➢	affecting an individual’s employment opportunity.

Harassment will not be tolerated.  Forms of harassment include, but are not limited to, unwelcome verbal or physical advances and sexually, racially, or otherwise derogatory or discriminatory materials, statements, or remarks.  All employees, including supervisors and managers, will be subject to disciplinary action up to and including termination for any act of harassment.

Individuals who believe they have been subjected to harassment should immediately report the incident to their supervisor, the Company’s Chief Executive Officer or (in the case of alleged harassment by the Company’s Chief Executive Officer) the Company’s outside legal counsel or any member of the Company’s Board of Directors.  All complaints will be promptly and thoroughly investigated.  The Company will treat such complaints as confidentially as possible, releasing information only to those with a need or right to know.

Any employee or supervisor who observes or becomes aware of harassment should immediately advise their supervisor, the Company’s Chief Executive Officer or (in the case of alleged harassment by the Company’s Chief Executive Officer) the Company’s outside legal counsel or any member of the Company’s Board of Directors.  No employee should assume that the Company is aware of a problem.  All complaints and concerns should be brought to management’s or counsel’s attention so that steps can be taken to correct them.

No retaliation will be taken against any employee because he or she reports a problem concerning possible acts of harassment.  Employees can raise concerns and make reports without fear of reprisal. Questions about what constitutes harassing behavior should be directed to the employee’s supervisor or the Company’s outside legal counsel.

12.           Health, Safety and the Environment

A.           Health.  The Company strives to provide each employee with a safe and healthful work environment.  Each employee, officer, director, and representative shares responsibility for maintaining a safe workplace for all by following safety and health rules and practices and immediately reporting accidents, injuries and unsafe equipment, practices or conditions.  Accordingly, it is Company’s policy to:

➢	identify and evaluate health risks related to its operations that potentially affect its employees, contractor or the public;

➢	implement programs and appropriate protective measures to control such risks, including appropriate monitoring of its potentially affected employees;

➢	communicate in a reasonable manner to potentially affected individuals or organizations and the scientific community, knowledge about health risks gained from its health programs and related studies;

➢	determine at the time of employment and thereafter, as appropriate, the medical fitness of employees to do their work without undue risk to themselves or others;

➢	provide or arrange for medical services necessary for the treatment of employee occupational illness or injuries and for the handling of medical emergencies;

➢	comply with all applicable laws and regulations, and apply responsible standards where laws and regulations do not exist;

➢	undertake appropriate reviews and evaluations of its operations to measure progress and to ensure compliance with this policy.

B.           Safety.  The Company’s policy is to:

➢	design and maintain facilities, establish management systems, provide training and conduct operations in a manner that safeguards people and property;

➢	respond quickly, effectively, and with care to emergencies or accidents resulting from its operations, cooperating with industry organizations and authorized government agencies;

➢	comply with all applicable laws and regulations, and apply responsible standards where laws and regulations do not exist;

➢	stress to all employees, contractors, and others working in its behalf their responsibility and accountability for safe performance on the job and encourage safe behavior off the job;

➢	undertake appropriate reviews and evaluations of its operations to measure progress and to ensure compliance with this policy.

Moreover, threats or acts of violence are prohibited.  You should report to work in condition to perform your duties, free from the influence of illegal drugs or alcohol.  The use of illegal drugs in the workplace will not be tolerated.  The use of alcohol is not permitted in the workplace except for limited use at company-sponsored events and celebrations.

C.           Environment.  It is Company’s policy to conduct its business in a manner that is compatible with the balanced environmental and economic needs of the communities in which it operates.  The Company is committed to continuous efforts to improve environmental performance throughout its operations.  Accordingly, the Company’s policy is to:

➢	comply with all applicable environmental laws and regulations and apply responsible standards where laws and regulations do not exist;

➢	encourage concern and respect for the environment, emphasize every employee’s responsibility in environmental performance, and ensure appropriate operating practices and training;

➢	manage its business with the goal of preventing incidents and of controlling emissions and wastes to below harmful levels; design, operate, and maintain facilities to this end.

➢	respond quickly and effectively to incidents resulting from its operations, cooperating with industry organizations and authorized government agencies;

➢	undertake appropriate reviews and evaluations of its operations to measure progress and to ensure compliance with this policy.

13.           Record Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions and to comply with SEC and stock exchange and stock market disclosure obligations.

Many employees regularly use business expense accounts, which must be documented and recorded accurately.  If you are not sure whether a certain expense is legitimate, ask your supervisor or the Company’s Chief Accounting Officer.

All of the Company’s books, records, accounts and financial statements, including tax returns, expense reimbursements, time sheets, and other documents and reports (and including those submitted to external agencies), must be maintained in reasonable detail, must be clear, complete and accurate, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls.  All entries in the Company’s books and records, including departmental accounts and individual expense reports, must clearly and accurately reflect each transaction.  Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood.  This applies equally to e-mail, internal memos, and formal reports.  Records should always be retained or destroyed according to the Company’s record retention policy.  In accordance with the policy, in the event of litigation or governmental investigation, please consult the Company’s outside legal counsel.

All employees will comply with the Company’s policies concerning use of Internet and other electronic communications services provided by the Company.

14.           Payments to Government Personnel

There are a number of laws and regulations regarding business gratuities which may be accepted by government personnel.  The promise, offer or delivery to a government official or employee of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense.  State and local governments, as well as foreign governments, may have similar rules.  It is strictly prohibited to make illegal payments to government officials of any country.  The Company’s outside legal counsel can provide guidance to you in this area.

15.           Political Contributions

Federal election laws prohibit the Company, as a corporation, from making any campaign contributions.  Many states also regulate corporate election and campaign activities.  We apply the same rule to state and local elections and referenda.  Company funds therefore may not be given to any political candidate.  You may, however, engage in political activity using your own resources on your own time.

16.           Waivers of the Code of Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or a committee of the Board of Directors and only in instances in which the specific facts are consistent with the fundamental purposes of this Code.  Any waiver of this Code for employees or representatives other than executive officers and directors may be made only by the Company’s Chief Executive Officer.  Any such waiver will be promptly disclosed as required by law or stock exchange regulation.

17.           Reporting any Illegal or Unethical Behavior

You should report suspected violations of applicable laws, regulations, or any aspect of this Code.  Such reporting should normally be made, initially, through standard management channels, beginning with your immediate supervisor.  You are encouraged to talk to supervisors, managers, or other appropriate personnel about observed behavior that you believe constitutes a violation of this Code and when you are in doubt about the best course of action in a particular situation.  It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith.  You are expected to cooperate in internal investigations of misconduct.

18.           Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code.  However, in some situations it may be difficult initially to distinguish right from wrong.  Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are steps to keep in mind:

➢	make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

➢
ask yourself:  What specifically am I being asked to do?  Does it seem unethical or improper?  This will enable you to focus on the specific question you are faced with, and the alternatives you have.  Use your judgment and common sense; if something seems unethical or improper, it probably is.

➢
discuss the problem with your supervisor.  This is the basic guidance for all situations.  In many cases your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process.  Remember that it is your supervisor’s responsibility to help solve problems.

➢
seek help from Company resources.  In any circumstance where you do not feel comfortable approaching your supervisor with your question, discuss it with the Company’s outside legal counsel or any member of the Company’s Board of Directors.

➢
you may report ethical violations in confidence and without fear of retaliation.  If your situation requires that your identity be kept secret, your anonymity will be protected.  The Company does not permit retaliation of any kind against for good-faith reports of ethical issues or violations.

➢	always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

19.           Consequences For Non-Adherence to the Provisions of this Code

You are responsible for ensuring that your conduct fully complies with this Code and with the Company’s policies.  Any violations of this Code or of the Company’s policies will result in the Company taking appropriate disciplinary action, including, without limitation, suspension without pay, demotion, salary reduction, disqualification for bonuses and/or equity incentives, or discharge from employment or service with the Company.  Conduct representing a violation of this Code may, in some circumstances, also subject an individual to civil and criminal charges and penalties.